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            [LETTERHEAD OF TIP FUNDS, 1235 WESTLAKES DRIVE SUITE 350,
                                BERWYN, PA 19312]

March 3, 2000

Yesterday, a press release was issued detailing a new relationship between The Vanguard Group and Turner Investment Partners, Inc. We have attached a copy of the press release for your review. In simple terms, the Turner Growth Equity Fund will become the Vanguard Growth Equity Fund and Turner will continue to manage the assets in the same manner as we do currently. Let me briefly explain why this new relationship makes sense for us, and ultimately for you, our clients.

Over the past ten years, we have built an organization of which we are very proud. Our investment approach and process has delivered stellar results across all of our investment products. Our investment team has been together for many years and they get better every day. We have created an organizational structure that allows the portfolio managers to focus on investing client assets, while the rest of the organization focuses on investment support, managing the business, client service and distribution.

However, our past success means nothing if we do not deliver the same caliber of results in the future. The key to our future success lies in our ability to retain and attract top professionals in all areas of our business recognizing that our investment team is the most critical determinant in providing above average investment results for our clients.

The new relationship with The Vanguard Group and others like it are a perfect fit for Turner. The Vanguard relationship will put little additional workload on the investment team. To us, it will be the same (albeit bigger) portfolio that we have managed for many years. Greater assets mean greater revenues. We will be able to reinvest a significant portion of these additional revenues back into the organization - primarily to the investment team. Our employees will continue to enjoy the collegial and entrepreneurial team atmosphere as well as share in the financial rewards that go along with a growing and successful company. In the end, you, our clients benefit because we will have a much greater chance of delivering above average investment results if our investment team and organization as a whole stays intact.

Under the proposed reorganization of the Growth Equity Fund, you may receive a proxy asking you to approve the reorganization into the Vanguard Growth Equity Fund. A special shareholder meeting will be scheduled for late May. If approved, the tax-free reorganization is expected to be completed in June. A preliminary proxy statement/prospectus describing the proposed transaction was filed today with the SEC. Shareholders will be mailed a copy of the definitive proxy statement/prospectus after it is reviewed by the SEC.

Shareholders should read the proxy statement/prospectus carefully when they receive it because it contains important information about the proposed reorganization. Shareholders can also obtain the proxy statement/prospectus and other information about the proposed reorganization for free from the SEC=s website (http://www.sec.gov). In addition, shareholders can obtain a

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prospectus or other reports and information for free from Turner Investment
Partners by calling 1-800-224-6312.

We are grateful for the support you have given us over the years and we recognize that without that support we would not have the opportunities that are on the horizon today. We remain committed to providing strong, consistent performance results coupled with the highest level of client service possible. We welcome any comments or questions regarding these developments.

Sincerely,

Stephen J. Kneeley
President/Chief Operating Officer
Turner Investment Partners, Inc.